      As filed with the Securities and Exchange Commission on June 18, 2002
                                                      Registration No. 333-73445
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         ------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            TRIKON TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

                 Delaware                                   95-045321
     (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)

                      Ringland Way, Newport, Gwent NP18 2TA
          (Address of Principal Executive Offices, Including Zip Code)

                Trikon Technologies, Inc. 1991 Stock Option Plan
           Trikon Technologies, Inc. 1998 Directors Stock Option Plan
                            (Full title of the plan)

                         ------------------------------

              Nigel Wheeler, President and Chief Executive Officer
                                  Ringland Way
                     Newport, Gwent NP18 2TA, United Kingdom
                     (Name and address of agent for service)
                               44 (0) 1633 414 000
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                             Stephen B. Selbst, Esq.
                             McDermott, Will & Emery
                              50 Rockefeller Plaza
                            New York, New York 10020
                                 (212) 547-5400



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

                                EXPLANATORY NOTE

         The prospectus, containing information required by Part I of Form S-8 and related to this Post-Effective Amendment No. 1 to the Registration Statement of Trikon Technologies, Inc. on Form S-8 (Registration No. 333-73445) is omitted from this Post-Effective Amendment No. 1 in accordance with the Note to Part I of Form S-8.

         This Post-Effective Amendment No. 1 is being filed by Trikon Technologies, Inc., a Delaware corporation (the "Registrant"), the successor registrant to Trikon Technologies, Inc., a California corporation (the "California Corporation"). This Post-Effective Amendment No. 1 is being filed with the Securities and Exchange Commission (the "Commission") as the result of the reincorporation merger (the "Reincorporation") that became effective on May 17, 2002. The Reincorporation was effected by a merger of the California Corporation with and into the Registrant, which, prior to effecting the Reincorporation, was a wholly owned subsidiary of the California Corporation.

         Pursuant to the terms of the Agreement and Plan of Merger between the Registrant and the California Corporation, each outstanding share of common stock of the California Corporation was automatically converted into one share of the Registrant's common stock, $0.001 par value per share, at the time the Reincorporation became effective. In addition, the Registrant adopted the California Corporation's 1991 Stock Option Plan and the California Corporation's 1998 Stock Option Plan. Each stock certificate representing issued and outstanding shares of common stock of the California Corporation continues to represent the same number of shares of common stock of the Registrant. The California Corporation's common stock was quoted on the Nasdaq National Market System and, the Registrant's common stock continues to be quoted on the Nasdaq National Market System under the same symbol ("TRKN") as the shares of the California Corporation's common stock had been traded.

         The Reincorporation was approved by the shareholders of the California Corporation at the annual meeting of stockholders of the California Corporation held on May 16, 2002 for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         In accordance with paragraph (d) of Rule 414 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Registrant, as the successor registrant to the California Corporation, hereby expressly adopts the Registration Statement of the California Corporation on Form S-8, Registration Statement No. 333-73445, as its own Registration Statement for all purposes of the Securities Act and the Exchange Act, which adoption is effective as of and at the effective time of the Reincorporation.

                                     PART II

               INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents filed by Trikon Technologies, Inc., a California corporation and the predecessor of the Registrant (the "California Corporation"), with the Securities and Exchange Commission are specifically incorporated herein by reference and made a part hereof:

         o Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on March 22, 2002;


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

         o Definitive Proxy Statement for the 2002 Annual Meeting of Stockholders, filed with the Commission on April 22, 2002;

         o Current Report on Form 8-K dated April 16, 2002, filed with the Commission on April 23, 2002;

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on May 10, 2002;

         o Current Report on Form 8-K dated May 16, 2002, filed with the Commission on May 22, 2002; and

         o The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A, filed on July 21, 1995 and amended on August 21, 1995 (Commission File No. 0-26482), and as amended further as a result of the reincorporation merger reported in the Current Report on Form 8-K dated May 16, 2002 listed above.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

Item 4. Exhibits.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         The Registrant's Certificate of Incorporation provides that, to the extent permitted by the Delaware General Corporation Law ("DGCL"), directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.
Section 102(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock or
(iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Certificate of Incorporation provides further that the Registrant shall indemnify to the fullest extent permitted by the DGCL (including Section 145 of the DGCL), as the same may be amended from time to time, any and all persons whom it has the power to indemnify under the DCGL.



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

         The Registrant's By-Laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any director, officer, employee or agent of the Registrant or any person serving at the request of the Registrant as a director, officer, employee or agent of any other entity. Section 145 of the DGCL provides that a corporation may indemnify the persons named in the preceding sentence against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director, officer, employee or agent of the Registrant (or serving in any such capacity with another business organization at the request of the Registrant) if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, such director, officer, employee or agent may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

         The following is a complete list of exhibits filed as part of this Registration Statement. Exhibit numbers correspond to the numbers in exhibit table of Item 601 of Regulation S-K.

                  2.1 Agreement and Plan of Merger, between Trikon Technologies, Inc., a Delaware corporation, and Trikon Technologies, Inc., a California corporation.*

                  3.1 Certificate of Incorporation of Trikon Technologies, Inc., a Delaware corporation.*

                  3.2 By-laws of Trikon Technologies, Inc., a Delaware corporation.*

                  5        Opinion of McDermott, Will & Emery.#

                  23.1     Consent of Ernst & Young #

                  23.2     Consent of McDermott, Will & Emery (contained in
                           Exhibit 5).

                  99 Trikon Technologies, Inc. 1991 Stock Option Plan, as amended.**

-------------------
* (Filed as an exhibit to the Registrant's Proxy Statement for the 2002 Annual Meeting of Stockholders, and incorporated herein by reference.)
** (Filed as an exhibit to the Registrant's Proxy Statement for the 2001 Annual Meeting of Stockholders, and incorporated herein by reference.)
#        Filed herewith.


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Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



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

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newport, Gwent, United Kingdom, on the 12th day of June, 2002.


                                                   TRIKON TECHNOLOGIES, INC.

                                                   By: /s/ Nigel Wheeler
                                                       -------------------------
                                                   Nigel Wheeler
                                                   Chairman of the Board and
                                                   Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Signature                                           Title                                   Date
          ---------                                           -----                                   ----

     /s/ Nigel Wheeler                Chief Executive Officer, President and Chief                June 12, 2002
--------------------------------      Operating Officer and Director
         Nigel Wheeler                (Principal Executive Officer)


   /s/ William Chappell               Chief Financial Officer and Secretary                       June 12, 2002
--------------------------------      (Principal Financial and Accounting
       William Chappell               Officer)


               *                      Chairman of the Board and Director                          June 12, 2002
--------------------------------
     Christopher D. Dobson

               *                      Director                                                    June 12, 2002
--------------------------------
        Richard M. Conn

               *                      Director                                                    June 12, 2002
--------------------------------
     Stephen N. Wertheimer

               *                      Director                                                    June 12, 2002
--------------------------------
      Robert R. Anderson


*  By:   /s/ Nigel Wheeler
        ------------------------
        Nigel Wheeler
        Attorney-in-Fact



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